Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

Severstal Columbus, LLC:

We have audited the accompanying financial statements of Severstal Columbus, LLC, which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Severstal Columbus, LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

Jackson, Mississippi
April 11, 2014

SEVERSTAL COLUMBUS, LLC

Balance Sheets

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$941	$3,440
Accounts receivable:
Trade and other (net of allowance for doubtful accounts of $181 and $1,895 at December 31, 2013 and 2012, respectively)	150,205	111,400
Affiliates	10,069	6,645
Inventories	320,770	273,338
Other current assets	1,415	2,252
Total current assets	483,400	397,075
Property, plant, and equipment:
Land	6,423	6,423
Buildings and improvements	285,276	282,656
Machinery and equipment	1,490,840	1,440,469
Construction in progress	4,151	17,934
	1,786,690	1,747,482
Less accumulated depreciation	536,394	458,575
Net property, plant, and equipment	1,250,296	1,288,907
Investment in unconsolidated affiliate	1,195	1,041
Deferred charges and other	14,578	16,006
Total assets	$1,749,469	$1,703,029
Liabilities and Member’s Equity
Current liabilities:
Accounts payable:
Trade	$228,470	$200,408
Affiliates	21,557	20,282
Current portion of long-term debt	400	659
Short-term debt	45	—
Interest payable	20,959	23,072
Other accrued liabilities	16,286	14,337
Total current liabilities	287,717	258,758
Long term debt—related parties	538,523	481,340
Long-term debt—other	564,898	631,126
Deferred credits	22,510	23,957
Other liabilities	6,331	14,536
Total liabilities	1,419,979	1,409,717
Member’s equity	329,490	293,312
Total liabilities and member’s equity	$1,749,469	$1,703,029

See accompanying notes to financial statements.

SEVERSTAL COLUMBUS, LLC

Statements of Operations

Years ended December 31, 2013, 2012 and 2011

(Amounts in thousands of U.S. dollars)

	2013	2012	2011
Sales:
Unaffiliated customers	$1,862,301	$1,741,686	$1,419,136
Affiliates	76,270	129,306	121,087
Total sales	1,938,571	1,870,992	1,540,223
Costs and expenses:
Costs (excluding items listed below)	1,759,724	1,786,437	1,408,938
Depreciation and amortization	81,136	79,008	51,910
Selling and administrative expenses	34,165	31,661	24,910
Total costs and expenses	1,875,025	1,897,106	1,485,758
Operating income (loss)	63,546	(26,114)	54,465
Interest income	62	63	5
Interest expense	(107,045)	(111,394)	(84,739)
Gain (loss) on disposal of assets	200	—	(235)
Other—net	(49)	236	568
Equity income from unconsolidated affiliate	25	318	—
Loss before income taxes	(43,261)	(136,891)	(29,936)
Income tax expense	(479)	—	—
Net loss	$(43,740)	$(136,891)	$(29,936)

See accompanying notes to financial statements.

SEVERSTAL COLUMBUS, LLC

Statements of Member’s Equity

Years ended December 31, 2013, 2012 and 2011

(Amounts in thousands of U.S. dollars)

	Contributed capital	Accumulated deficit	Total
Balance at December 31, 2010	$1,328,407	$(873,869)	$454,538
Net loss	—	(29,936)	(29,936)
Distributions to member	—	(271)	(271)
Balance at December 31, 2011	1,328,407	(904,076)	424,331
Net loss	—	(136,891)	(136,891)
Capital contribution from member	6,000	—	6,000
Distributions to member	—	(128)	(128)
Balance at December 31, 2012	1,334,407	(1,041,095)	293,312
Net loss	—	(43,740)	(43,740)
Capital contribution from member	80,000	—	80,000
Distributions to member	—	(82)	(82)
Balance at December 31, 2013	$1,414,407	$(1,084,917)	$329,490

See accompanying notes to financial statements.

SEVERSTAL COLUMBUS, LLC

Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(Amounts in thousands of U.S. dollars)

	2013	2012	2011
Cash flows from operating activities:
Net loss	$(43,740)	$(136,891)	$(29,936)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	81,136	79,008	51,910
Amortization of capitalized debt costs	4,953	2,912	2,522
(Gain) loss on disposal of assets	(200)	—	235
Equity income from unconsolidated affiliate	(25)	(318)	—
Accretion of leases	109	316	150
Interest in kind from related party	36,435	27,410	15,670
Share-based payment awards benefit	(894)	(1,726)	(1,154)
Amortization of grants	(1,447)	(1,447)	(1,447)
Changes in assets and liabilities:
Accounts receivable	(42,229)	66,890	(109,227)
Inventories	(47,432)	(28,962)	(126,538)
Other current assets and deferred charges	332	251	2,223
Accounts payable and accrued liabilities	37,541	(7,462)	136,563
Net cash provided by (used in) operating activities	24,539	(19)	(59,029)
Cash flows from investing activities:
Capital expenditures	(46,748)	(55,145)	(246,232)
Proceeds from disposal of assets	—	—	1,617
Other—net	321	176	(44)
Net cash used in investing activities	(46,427)	(54,969)	(244,659)
Cash flows from financing activities:
Proceeds from debt financing	1,193,058	532,415	697,000
Payment of debt	(1,249,612)	(484,150)	(388,360)
Fees paid for debt	(3,975)	(97)	(3,728)
Distributions to member	(82)	(128)	(271)
Capital contribution from member	80,000	6,000	—
Net cash provided by financing activities	19,389	54,040	304,641
Net increase (decrease) in cash and cash equivalents	(2,499)	(948)	953
Cash and cash equivalents—beginning of year	3,440	4,388	3,435
Cash and cash equivalents—end of year	$941	$3,440	$4,388
Supplemental information:
Cash paid for interest	$60,637	$68,258	$65,016
Interest capitalized	—	733	11,949
Interest in kind from related party	47,186	28,143	27,619
Noncash transaction:
New capital lease obligation	$—	$—	$5,123

See accompanying notes to financial statements.

SEVERSTAL COLUMBUS, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands of U.S. dollars unless otherwise noted)

(1) Summary of Significant Accounting Policies and Practices

(a)                                 Description of Business

Severstal Columbus, LLC (SCL or the Company), is a Delaware limited liability company formed on August 10, 2005 and a wholly owned subsidiary of Severstal Columbus Holdings, LLC (Holdings), a Delaware limited liability company. Holdings is a wholly owned subsidiary of Severstal US Holdings, LLC (SUSH), a wholly owned subsidiary of OAO Severstal (Severstal). The Company was formed to construct and operate a steel manufacturing plant (the Plant) producing hot rolled, cold rolled, and coated steel products for high value added steel sheet applications and with the capability to supply the exposed automotive sheet market. SCL sells and distributes its steel sheet products throughout the continental United States and Mexico. The Company continues to focus on product development and operational improvements. SCL’s Phase 2 expansion was substantially completed during 2011, which doubled its production capacity from 1.7 million net tons per year to 3.4 million net tons per year.

The financial statements include the accounts of SCL. Investments in business entities in which the Company does not have control but has the ability to exercise significant influence over the entity’s operating and financial policies are accounted for under the equity method.

(b)                                 Segment Information

SCL operates in one segment, the manufacture and sale of flat-rolled steel products. The Company’s business is conducted in North America with the exception of certain raw material and semi-finished steel procurement, which from time to time accesses global markets.

(c)                                  Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(d)                                 Revenue Recognition

Revenue from product sales is recognized when product shipment has occurred, the customer has taken title and assumed the risks of ownership, the price is fixed or determinable, and collectibility is reasonably assured. Provisions for returns and other adjustments are recorded in the period in which the revenue is recognized.

(e)                                  Financial Instruments

The carrying amount of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and short-term debt, approximates their fair value at December 31, 2013 and 2012. The carrying amounts for short-term and long-term revolving and affiliate debt approximate fair value because the debt’s interest rates vary with the market and, therefore, are adjusted frequently. SCL considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(f)                                    Significant Risk and Uncertainties

Industry

The steel industry is cyclical in nature and, within the United States, has been adversely affected in recent years by the volatility of steel imports, worldwide production overcapacity, increased domestic and international competition, high labor and energy costs, inefficient plants, and, at times, shortages of raw materials. As a result of these conditions, SCL pursues initiatives designed to improve the Company’s competitiveness, including cost and productivity improvements.

Environmental

The Company’s operations are subject to federal, state, and local laws, regulations, permits, and consent agreements relating to the protection of human health and the environment. Although the Company believes that its facilities are in material compliance with these provisions, from time to time the Company is subject to investigations by environmental agencies. In management’s opinion, such current investigations, in the aggregate, will not have a materially adverse effect on the Company’s financial position, results of operations, or cash flows.

Current Economic Conditions

The Company’s operations and principal markets for its products in the domestic automotive industry and their suppliers, service centers, and steel converters have been, and could be, adversely affected by near-term unfavorable general economic conditions. While general economic conditions have improved since the recession of 2008-2010, SCL and Holdings’ aforementioned initiatives continued throughout 2012-2013 and have at various times included selective reduction in melt and finishing operations, optimization of production schedules across related North American facilities, efforts to align the Company’s supply base more consistently with downscaled production requirements, and labor and overhead cost reduction actions.

(g)                                 Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. SCL limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring letters of credit, guarantees, or collateral. The Company’s customers comprise manufacturers in the domestic automotive industry and their suppliers, service centers, and steel converters serving various market segments. Management believes that risk associated with the Company’s concentration of credit at December 31, 2013 is adequately addressed by existing controls. However, the ability of SCL’s debtors to honor their obligations to the Company is dependent upon economic developments in the automotive and other flat-rolled steel-consuming industries. General slowdowns in consumer spending caused by uncertainty about future market conditions have at times adversely impacted the profits and cash flows of the Company’s customers and may continue to do so. As such, it is reasonably possible that the financial condition of SCL’s customers may deteriorate in the near term. Inventory, accounts receivable, and revenue losses resulting from such deterioration may have a correspondingly adverse impact on the operations of the Company.

(h)                                 Trade Accounts Receivable

The Company reviews its allowance for doubtful accounts monthly. Balances over 90 days past due and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

At December 31, 2013 and 2012, SCL had accounts receivable of $17,605 from one customer and $11,726 from another customer, respectively. No other customer accounted for more than 10% of accounts receivable as of December 31, 2013 and 2012. There were no customers that accounted for more than 10% of revenues for the years ended December 31, 2013, 2012 and 2011.

(i)                                    Inventories

The Company values its inventories at the lower of cost or market. Cost is determined using the average actual cost method for raw materials, semi finished, and finished goods, and the first-in, first-out (FIFO) method for nonproduction inventories and sundry. Costs in inventory include raw materials, labor, applied manufacturing overhead, and galvanized coating processes.

(j)                                    Property, Plant, and Equipment

Purchases of property, plant, and equipment are recorded at cost. Replacements and major improvements are capitalized, while planned or unplanned maintenance and repairs are expensed as incurred. Interest costs for debt incurred as a result of large long-term construction projects are capitalized as a component of construction in progress.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings ranges from 30 to 35 years, land improvement is 20 years, steel-producing machinery and equipment is 20 years, furniture and fixtures is 10 years and office equipment ranges from 3 to 10 years. Property, plant and equipment held under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the leased assets. Expenditures for improvements are capitalized and depreciated over the expected useful lives. Expenditures for normal maintenance and repairs are charged to expense as incurred. Mill roll expenditures are capitalized as incurred and depreciated over their expected useful life of up to 3 years.

SCL has completed projects to upgrade and expand its steelmaking facilities. The Company’s expansion included an additional electric arc furnace, ladle metallurgy furnace, vacuum tank degasser, continuous caster and tunnel reheat furnace, as well as a push-pull pickle line and a second galvanizing line. The $560,000 expansion was completed in 2011, with the exception of the vacuum tank degasser, which was completed in 2012.

Environmental expenditures are capitalized if the costs mitigate or prevent future environmental contamination or if the costs improve existing assets’ environmental safety or efficiency. All other environmental expenditures are expensed as incurred.

(k)                                 Investment in Unconsolidated Affiliate

The Company accounts for its 20% investment in Mississippi Steel Processing (MSP), an unconsolidated affiliate, using the equity method. SCL does not have control but has the ability to exercise significant influence over the entity’s operating and financial policies.

(l)                                    Long-Lived Assets

Long-lived assets, such as property and equipment, purchased intangibles subject to amortization, and the investment in an unconsolidated subsidiary are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to its estimated future cash flows or, where applicable, independent appraisal. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds its fair value. Assets subject to disposition would be separately presented in the balance sheet and reported at lower of carrying amount or fair value less costs to sell, and no longer depreciated. The assets and liabilities of an asset group classified as held-for-sale would be presented separately in the appropriate asset and liability section of the balance sheet. No impairment charges were recorded during the years ended December 31, 2013, 2012 and 2011.

(m)                              Income Taxes

The Company is considered a disregarded entity by SUSH for federal income tax purposes. As such, SCL is not directly subject to federal and most state income taxes and the Company’s operating results are included in the income tax filings of SUSH.

(n)                                 Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment and the investment in an affiliate; valuation allowances for receivables and inventories; valuation of share-based payments; and obligations related to employee benefits. Actual results could differ from those estimates.

(o)                                 Deferred Credits

SCL received certain grants from governmental and other entities to reimburse the Company for property, plant, and equipment costs. The grants require the Company to meet certain conditions, including capital expenditure and employment targets, over a several-year period. SCL has recorded these grants, net of any related costs, as deferred income and will amortize the grant income as earned. In June 2009, the Company met the grant conditions and began amortizing the deferred income. These grants are being amortized on a straight-line basis over a 20-year period. Amortization during the years ended December 31, 2013, 2012 and 2011 approximated $1,447 each year. Amortization is included in costs in the accompanying statements of operations. The unamortized balances of $22,510 and $23,957 are included in deferred credits in the accompanying balance sheets at December 31, 2013 and 2012, respectively.

(p)                                 Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(q)                                 New Accounting Standards

There were no accounting pronouncements adopted or issued during 2013 that had, or are expected to have, a material impact on the Company’s results of operations or financial condition.

(r)                                  Reclassifications

Certain reclassifications have been made to the 2011 and 2012 financial statements to conform with the 2013 presentation.

(2) Inventories

The major classes of inventories are as follows:

	December 31
	2013	2012
Production:
Raw materials	$171,034	$134,149
Semi finished and finished steel products:
On site	100,819	103,228
On consignment	6,396	—
Total production inventories at average actual cost	278,249	237,377
Nonproduction and sundry	42,521	35,961
Total inventories	$320,770	$273,338

(3) Investment in Unconsolidated Affiliate

MSP is a flat-rolled steel slitting and cut-to-length operation. Costs associated with MSP’s processing of the Company’s products are reflected in costs and expenses. At December 31, 2013 and 2012, the Company’s share of the underlying net assets of MSP approximated its investment.

The tables below set forth summarized financial information for SCL’s unconsolidated affiliate:

	December 31
	2013	2012
Current assets	$929	$1,389
Noncurrent assets	9,256	8,404
Current liabilities	988	170
Noncurrent liabilities	5,263	6,453

	Year ended December 31
	2013	2012	2011
Net sales	$8,457	$8,531	$3,196
Gross profit	8,420	8,510	3,181
Net income (loss)	834	1,666	(450)

(4) Debt

Debt consisted of the following at December 31, 2013 and 2012:

	December 31		Rate of interest at December 31,	Maturity
	2013	2012	2013	date
Short-term debt:
Insurance premium financing	$45	$—	3.89%	March 2014
Current portion of long-term debt	400	659	7.62
Total short-term debt	445	659
Long-term debt:
Revolving credit facility	45,803	112,774	4.00	November 2018
Term loan:
Capital lease obligations	1,415	2,073	7.62	February 2017
Bonds payable (net of discount)	518,080	516,938	10.25	February 2018
Unsecured loan—due to SUSH, an affiliate	444,524	287,059	8.00	January 2017 -September 2018
Unsecured loan—due to OAO, an affiliate	—	107,373
Unsecured loan—due to Severstal Dearborn, an affiliate	93,999	86,908	8.00	September 2018
Total long-term debt	1,103,821	1,113,125
Less amount due in one year	$400	$659
Long-term debt due after one year	1,103,421	1,112,466
Total debt	$1,103,866	$1,113,125

Debt matures as follows:

	2014	2015	2016	2017	2018	Thereafter	Total
Short-term debt:
Insurance premium financing	$45	$—	$—	$—	$—	$—	$45
Long-term debt:
Revolving credit facility—Columbus	—	—	—	—	45,803	—	45,803
Term loan:
Capital lease obligations	400	400	400	400	—	—	1,600
Bonds payable	—	—	—	—	518,080	—	518,080
Unsecured loan—due to SUSH, an affiliate	—	—	—	123,277	321,247	—	444,524
Unsecured loan—due to Dearborn, an affiliate	—	—	—	—	93,999	—	93,999
Total maturities	$445	$400	$400	$123,677	$979,129	$—	1,104,051
Less amounts representing interest							185
Total debt							$1,103,866

(a)                                 Revolving Credit Facilities

In November 2013, SCL executed a $335,000 credit agreement (Asset Based Revolver or ABR) with certain financial institutions with Bank of America as agent. The ABR replaced the credit agreement from Citicorp more fully described below. The ABR will expire in November 2018 and, under certain conditions, is subject to combination within a single agreement with another related party’s similar ABR agreement. The ABR is secured primarily by SCL’s accounts receivable and inventories and by a secondary interest in plant equipment. Borrowings under the ABR are limited to specified percentages of accounts receivable and inventories. The ABR has one financial covenant: a minimum fixed charge coverage ratio (FCCR) that is tested only when borrowing availability falls below a certain threshold. As of December 31, 2013, SCL was not required to test the FCCR as availability was above the threshold.

At December 31, 2013, eligible accounts receivables and inventories at SCL supported borrowing capacity under the Asset Based Revolver of $326,132, of which up to $278,940 could be borrowed after subtracting the amount of borrowings outstanding and the amount of letters of credit outstanding. Outstanding letters of credit at December 31, 2013 for SCL were $1,389. The ABR bears an unused-line fee of 0.325% per year. Interest on loans under the ABR is calculated by one of two methods: (i) the prime rate plus a per annum margin ranging from 0.5% to 1.0%, depending on average quarterly excess availability for the preceding quarter and (ii) LIBOR plus a per annum margin ranging from 1.5% to 2.0%, depending on average quarterly excess availability for the preceding quarter. In 2013, SCL paid and capitalized closing fees of $3,975. The capitalized closing fees are being amortized over 60 months, the duration of the ABR. The unamortized capitalized closing fee of $3,843 for SCL is included in deferred charges in the accompanying balance sheet at December 31, 2013.

In February 2010, SCL entered into a $150,000 revolving credit agreement with Citicorp (Citicorp Revolver) which was amended in July 2011 to increase the commitment to $350,000. Borrowings under the Citicorp Revolver were limited to specified percentages of SCL accounts receivable and inventories. The Citicorp Revolver bore interest at a rate of LIBOR plus 2.25% to 2.75% or Base Rate plus 1.25% to 1.75% based upon the available credit during the previous month. The Citicorp Revolver had a maturity date of July 2016. The agreement bore unused commitment fees at 0.375% to 0.500%, based upon the available credit during the previous month per annum. Unused commitment fees for the years ended December 31, 2012 and 2011 were $520 and $700, respectively. The Citicorp Revolver had two financial covenants: (i) a limit on capital expenditures and (ii) a minimum fixed charge coverage ratio that is tested only when available credit is below a certain threshold. In November 2013, SCL terminated the Citicorp Revolver and repaid all amounts outstanding.

In 2011 and 2012, SCL paid closing fees of $3,824 and was amortizing this amount over 60 months, the duration of the Second Amended and Restated Credit Agreement prior to the termination. Upon termination of the Second Amended and Restated Credit Agreement, the unamortized fees of $2,103 that would have been amortized in 2014 through 2016 were recognized in interest expense in the statement of operations in 2013.

(b)                                 Senior Bonds

In February 2010, SCL issued $525,000 of 10.25% bonds due February 2018. The bonds were issued with an original issue discount of 1.922%. The bondholders hold a first lien on SCL property, plant, and equipment. Interest is paid semiannually in February and August. Bond amortization of $1,142, $1,029 and $928 is included in interest expense in the accompanying statements of operations for the years ended December 2013, 2012 and 2011, respectively. In 2010, SCL paid and capitalized closing fees of $17,146. The capitalized closing fees are being amortized over 96 months, the term of the bonds. The unamortized capitalized closing fees of $8,930 and $11,074 are included in deferred charges in the accompanying balance sheets at December 31, 2013 and 2012.

(c)                                  Subordinated Debt

In April 2008, SCL and Severstal Dearborn, LLC, a related company, executed a $130,000 subordinated loan agreement (the $130 Million Subordinated Loan). Loans under the $130 Million Subordinated Loan agreement had an expiration date of September 2014 that bore interest at an annual rate of 15%. Interest is paid in kind and has been included in the outstanding balance of the related loan. In February 2010, an amendment to the $130 Million Subordinated Loan agreement extended the expiration date to September 2018. In September 2012, the $130 Million Subordinate Loan was amended to reduce the interest rate from 15% to 8%.

In February 2010, SCL and SUSH executed a $388,000 subordinated loan agreement (the $388 Million Subordinated Loan). Loans under the $388 Million Subordinated Loan agreement have an expiration date of September 2018. Interest of 8% is paid in kind and has been included in the outstanding balance of the related loan.

In August 2010, SCL and OAO Severstal, a related company, executed a $100,000 subordinated loan agreement (the $100 Million Subordinated Loan). Loans under the $100 Million Subordinated Loan agreement had an expiration date of January 2017. Interest of 8% was paid in kind and was included in the outstanding balance of the related loan. In December 2011, the $100 Million Subordinated Loan was amended so that the interest was no longer paid in kind, but rather payable upon maturity of the loan. In August 2013, this loan was transferred to and assumed by SUSH. Accrued interest at the time of transfer was paid in kind and included in the outstanding balance of the loan transferred to SUSH.

(d)                                 Insurance Premium Financing

In 2013, SCL financed annual insurance premium of $222 with Premium Funding Associates, Inc. The financings carry an interest rate of 3.89% per annum payable in equal monthly installments through March 2014.

(e)                                  Capital Lease

SCL is obligated under various capital leases covering property and certain furniture, fixtures, and office equipment. At December 31, 2013 and 2012, the amount of property, plant, and equipment and related accumulated amortization recorded under capital leases were as follows:

	December 31
	2013	2012
Land	$2,422	$2,422
Equipment and other	5,123	5,123
	7,545	7,545
Less accumulated amortization	768	512
	$6,777	$7,033

Amortization of assets held under capital leases is included in depreciation expense.

(5) Income Taxes

The Company’s income tax expense consists of the following components:

	Year ended December 31
	2013	2012	2011
Current	$479	$—	$—
Deferred	—	—	—
Income tax expense	$479	$—	$—

The $479 of current tax expense recognized in 2013 represents state income taxes in a state that does not follow the federal treatment of disregarded entities. The Company is still subject to state examinations for open tax years in a jurisdiction that does not follow the federal treatment of disregarded entities, currently extending back until 2009.

(6) Commitments and Contingencies

(a)                                 Contractual Purchase Commitments

The Company is obligated to make payments under contractual purchase commitments, including unconditional purchase obligations. Payments for contracts with remaining terms are summarized below:

2014	2015	2016	2017	2018	Thereafter	Total
$15,726	$22,094	$26,825	$17,058	$16,342	$91,712	$189,757

Unconditional purchase obligations relate to the supply of raw materials, transportation services, and industrial gases with terms ranging from three to 22 years. Total payments relating to unconditional purchase obligations in 2013, 2012 and 2011 were approximately $28,751, $166,083 and $276,322, respectively.

(b)                                 Capital Commitments

At December 31, 2013, SCL’s commitments to acquire property, plant and equipment totaled approximately $9,179.

(c)                                  Lease Commitments

The Company has several noncancelable operating leases, primarily for equipment, that expire over the next eight years. These leases generally contain renewal options for periods ranging from one to five years, and require the Company to pay all executory costs, such as maintenance and insurance. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2013 are as follows:

Year ending December 31:
2014	$166
2015	110
2016	110
2017	74
2018	74
2019 and thereafter	258
Total	$792

Operating rent expense for the years ended December 31, 2013, 2012 and 2011 was $4,452, $2,974 and $2,942, respectively.

(d)                                 Legal Matters

The Company is party to legal actions and claims arising in the ordinary course of business. SCL believes, based upon information currently available, that such litigation and claims, both individually and in the aggregate, will be resolved without a material effect on its results of operations and its financial statements as a whole in the period of resolution. However, litigation involves an element of uncertainty, and future developments could cause these actions or claims to have a material adverse effect on SCL’s results of operations and its financial statements as a whole in the period of resolution.

(7) Related-Party Transactions

The Company purchases certain raw materials, services, and semi-finished steel from related parties located in North America and Europe. The Company also sells certain services, raw materials, and semi-finished steel to the same related parties. Purchases and sales for years ended December 31, 2013, 2012 and 2011 and amounts payable and receivable for such transactions as of December 31, 2013 and 2012 are as follows:

	As of and for the year ended December 31, 2013
	Purchases	Payable	Sales	Receivable
Severstal US Holdings, LLC	$—	$298	$—	$—
Severstal Dearborn, LLC	14,385	15,603	76,270	10,055
Severstal Export GmbH	57,480	5,495	—	—
OAO Severstal	138	—	—	—
MSP	832	161	—	14
Total	$72,835	$21,557	$76,270	$10,069

	As of and for the year ended December 31, 2012
	Purchases	Payable	Sales	Receivable
Severstal Dearborn, LLC	$6,556	$3,895	$129,306	$6,457
Severstal Export GmbH	72,054	15,937	—	—
OAO Severstal	590	450	—	—
MSP	715	—	—	188
Total	$79,915	$20,282	$129,306	$6,645

	Year ended December 31, 2011
	Purchases	Sales
Severstal Dearborn, LLC	$20,577	$116,911
Severstal Sparrows Point, LLC	3,851	—
Severstal Wheeling, Inc.	—	4,176
Severstal Export GmbH	5,146	—
Total	$29,574	$121,087

During the years ended December 31, 2013, 2012 and 2011, the Company expensed $14,725, $16,851 and $7,413, respectively, of corporate management fees from a related party in selling and administrative expenses in the accompanying statements of operations.

During the years ended December 31, 2013, 2012 and 2011, the Company expensed $40,380, $36,205 and $15,670, respectively, of interest expense from related party debt in the accompanying statements of operations.

(8) Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The hierarchy that prioritizes the inputs to valuation techniques used to measure fair value is divided into three levels:

•                  Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

•                  Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities; unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices in active markets that are observable either directly or indirectly

•                  Level 3—Unobservable inputs for which there is little or no market data

The Company measures its financial assets and liabilities using one or more of the following three valuation techniques outlined in ASC Subtopic 820-10 Fair Value Measurements and Disclosures:

•                  Market approach—Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

•                  Cost approach—Amount that would be required to replace the service capacity of an asset (replacement cost)

•                  Income approach—Techniques to convert future amounts to a single present amount based upon market expectations

(a)                                 Items Measured at Fair Value on a Recurring Basis

A share-based payment award liability is included in the Company’s financial instruments. The liability related to the share-based payment awards is recorded at fair value based on an estimated price to settle the liability. At December 31, 2013 and 2012, the estimated fair value of this liability was $2,386 and $3,786, respectively (see note 9). The fair value of this liability was determined using Level 3 inputs and determined based on the estimated fair value of the Company based on a discounted cash flow model.

(b)                                 Financial Instruments Not Carried at Fair Value

The carrying value of the Company’s long-term debt excluding bonds approximates fair value based on interest rates that are believed to be available to the Company for debt with similar provisions provided for in the existing debt agreements.

SCL does not carry its fixed rate long-term bond debt at fair value. The carrying value as of December 31, 2013 and 2012 was $518,080 and $516,938, respectively. The estimated fair value as of December 31, 2013 and 2012 was $619,400 and $516,938, respectively. The fair value of the bonds was estimated using discounted cash flow models with market based borrowing rates for similar types of arrangements (Level 2).

(9) Share-Based Payment Awards

In April 2008, SCL adopted a plan to provide for the grant of share based payment awards to certain key management and employees. The purpose of the plan is to align the interests of the participating employees with the interests of the Company, to motivate them to increase the value of the Company, and to retain them. The plan was effective as of January 1, 2008, and the value of the awards is based on a percentage of the fair value of the Company, which is determined on an annual basis. Participating employees were 100% vested in their awards at December 31, 2011. Distributions related to vested awards are payable in cash. Due to these awards being settled in cash, a liability has been recorded based on the estimated fair value to settle the awards. At December 31, 2013 and 2012, the Company has estimated this liability to be $2,386 and $3,786, respectively, and has recorded this amount in noncurrent other liabilities in the accompanying balance sheets. During 2013, 2012 and 2011, the Company recorded $894, $1,726 and $1,154 of income, respectively, in the accompanying statements of operations related to these awards. Distributions of vested awards were paid to former employees during 2010. As of December 31, 2013, approximately $3,817 in awards have been distributed.

(10) Subsequent Events

On March 12, 2014, SCL redeemed the Senior Bonds. The redemption amount, including fees and interest, was approximately $582,500. The bond redemption was funded by intercompany debt from SUSH bearing interest at a rate of 2% per annum that matures in June 2018.

The Company has evaluated subsequent events from the balance sheet date through April 11, 2014, the date at which the financial statements were available to be issued, and determined there were no other items to disclose.

Independent Auditors’ Review Report

The Board of Directors

Severstal Columbus, LLC:

Report on the Financial Statements

We have reviewed the accompanying balance sheet as of June 30, 2014 of Severstal Columbus, LLC (the Company) and the related statements of operations and cash flows for the six month periods ended June 30, 2014 and 2013.

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with U.S. generally accepted accounting principles.

Auditors’ Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the financial information referred to above for it to be in accordance with U.S. generally accepted accounting principles.

Report on Balance Sheet as of December 31, 2013

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet as of December 31, 2013, and the related statements of operations, member’s equity and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited financial statements in our report dated April 11, 2014. In our opinion, the accompanying balance sheet of Severstal Columbus, LLC as of December 31, 2013 is consistent, in all material respects, with the audited financial statements from which it has been derived.

Jackson, Mississippi

September 3, 2014

SEVERSTAL COLUMBUS, LLC

Balance Sheets (Unaudited)

June 30, 2014 and December 31, 2013

(Amounts in thousands of U.S. dollars)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$7,930	$941
Accounts receivable:
Trade and other (net of allowance for doubtful accounts of $155 and $181 at June 30, 2014 and December 31, 2013, respectively)	181,297	150,205
Affiliates	11,518	10,069
Inventories	304,303	320,770
Other current assets	2,928	1,415
Total current assets	507,976	483,400
Property, plant, and equipment:
Land	6,423	6,423
Buildings and improvements	285,276	285,276
Machinery and equipment	1,496,710	1,490,840
Construction in progress	13,265	4,151
Subtotal	1,801,674	1,786,690
Less accumulated depreciation	578,003	536,394
Net property, plant, and equipment	1,223,671	1,250,296
Investment in unconsolidated affiliate	1,054	1,195
Deferred charges and other	6,081	14,578
Total assets	$1,738,782	$1,749,469
Liabilities and Member’s Equity
Current liabilities:
Accounts payable:
Trade	$231,186	$228,470
Affiliates	15,551	21,557
Current portion of long-term debt	436	400
Short-term debt	—	45
Interest payable	142	20,959
Other accrued liabilities	15,850	16,286
Total current liabilities	263,165	287,717
Long-term debt—related parties	1,010,765	538,523
Long-term debt—other	63,396	564,898
Non-current interest payable	12,258	3,945
Deferred credits	21,740	22,510
Other liabilities	2,270	2,386
Total liabilities	1,373,594	1,419,979
Member’s equity	365,188	329,490
Total liabilities and member’s equity	$1,738,782	$1,749,469

See accompanying notes to financial statements.

SEVERSTAL COLUMBUS, LLC

Statements of Operations (Unaudited)

Six Months ended June 30, 2014 and 2013

(Amounts in thousands of U.S. dollars)

	2014	2013
Sales:
Unaffiliated customers	$1,082,261	$869,428
Affiliates	57,373	37,446
Total sales	1,139,634	906,874
Costs and expenses:
Costs (excluding items listed below)	975,888	847,126
Depreciation and amortization	41,609	40,527
Selling and administrative expenses	6,988	16,339
Total costs and expenses	1,024,485	903,992
Operating income	115,149	2,882
Interest income	43	1
Interest expense	(32,743)	(51,969)
Loss on early extinguishment of debt	(46,423)	—
Gain on disposal of assets	—	200
Other—net	72	(53)
Loss from unconsolidated affiliate	(141)	(25)
Income (loss) before income taxes	35,957	(48,964)
Income tax expense	(173)	(200)
Net income (loss)	$35,784	$(49,164)

See accompanying notes to financial statements.

SEVERSTAL COLUMBUS, LLC

Statements of Cash Flows (Unaudited)

Six Months ended June 30, 2014 and 2013

(Amounts in thousands of U.S. dollars)

	2014	2013
Cash flows from operating activities:
Net income (loss)	$35,784	$(49,164)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	41,609	40,527
Amortization of capitalized debt costs	755	1,454
Gain on disposal of assets	—	(200)
Write-off of deferred financing costs	8,561	—
Write-off of unamortized debt discount	6,920	—
Loss from unconsolidated affiliate	141	25
Accretion of leases	45	56
Interest in kind from related party	14,965	15,310
Share-based payment awards expense (benefit)	123	(894)
Amortization of grants	(770)	(723)
Changes in assets and liabilities:
Accounts receivable	(32,541)	(20,625)
Inventories	16,467	(19,280)
Other current assets and deferred charges	(1,752)	(10,024)
Accounts payable and accrued liabilities	(16,230)	(19,017)
Net cash provided by (used in) operating activities	74,077	(62,555)
Cash flows from investing activities:
Capital expenditures	(14,984)	(13,204)
Other	(818)	(25)
Net cash used in investing activities	(15,802)	(13,229)
Cash flows from financing activities:
Proceeds from debt financing	1,706,075	385,345
Payment of debt	(1,757,275)	(381,407)
Distributions to member	(86)	(61)
Capital contribution from member	—	80,000
Net cash provided by (used in) financing activities	(51,286)	83,877
Net increase in cash and cash equivalents	6,989	8,093
Cash and cash equivalents—beginning of period	941	3,440
Cash and cash equivalents—end of period	$7,930	$11,533
Supplemental information:
Cash paid for interest	$30,206	$30,890

See accompanying notes to financial statements.

SEVERSTAL COLUMBUS, LLC

Notes to Financial Statements (Unaudited)

(Amounts in thousands of U.S. dollars unless otherwise noted)

(1) Summary of Significant Accounting Policies and Practices

(a)                                 Description of Business

Severstal Columbus, LLC (SCL or the Company), is a Delaware limited liability company formed on August 10, 2005 and a wholly owned subsidiary of Severstal Columbus Holdings, LLC (Holdings), a Delaware limited liability company. Holdings is a wholly owned subsidiary of Severstal US Holdings, LLC (SUSH), a wholly owned subsidiary of OAO Severstal (Severstal). The Company was formed to construct and operate a steel manufacturing plant (the Plant) producing hot rolled, cold rolled, and coated steel products for high value added steel sheet applications and with the capability to supply the exposed automotive sheet market. SCL sells and distributes its steel sheet products throughout the continental United States and Mexico. The Company continues to focus on product development and operational improvements. SCL’s Phase 2 expansion was substantially completed during 2011, which doubled its production capacity from 1.7 million net tons per year to 3.4 million net tons per year.

The financial statements include the accounts of SCL. Investments in business entities in which the Company does not have control but has the ability to exercise significant influence over the entity’s operating and financial policies are accounted for under the equity method.

(b)                                 Segment Information

SCL operates in one segment, the manufacture and sale of flat-rolled steel products. The Company’s business is conducted in North America with the exception of certain raw material and semi-finished steel procurement, which from time to time accesses global markets.

(c)                                  Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(d)                                 Revenue Recognition

Revenue from product sales is recognized when product shipment has occurred, the customer has taken title and assumed the risks of ownership, the price is fixed or determinable, and collectibility is reasonably assured. Provisions for returns and other adjustments are recorded in the period in which the revenue is recognized.

(e)                                  Financial Instruments

The carrying amount of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and short-term debt, approximates their fair value at June 30, 2014 and December 31, 2013. At June 30, 2014, the Company’s management has determined that it is not practical to estimate and disclose the fair value of affiliate debt due to the related party nature of these arrangements. SCL considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(f)                                    Significant Risk and Uncertainties

Industry

The steel industry is cyclical in nature and, within the United States, has been adversely affected in recent years by the volatility of steel imports, worldwide production overcapacity, increased domestic and international competition, high labor and energy costs, inefficient plants, and, at times, shortages of raw materials. As a result of these conditions, SCL pursues initiatives designed to improve the Company’s competitiveness, including cost and productivity improvements.

Environmental

The Company’s operations are subject to federal, state, and local laws, regulations, permits, and consent agreements relating to the protection of human health and the environment. Although the Company believes that its facilities are in material compliance with these provisions, from time to time the Company is subject to investigations by environmental agencies. In management’s opinion, such current investigations, in the aggregate, will not have a materially adverse effect on the Company’s financial position, results of operations, or cash flows.

Current Economic Conditions

The Company’s operations and principal markets for its products in the domestic automotive industry and their suppliers, service centers, and steel converters have been, and could be, adversely affected by near-term unfavorable general economic conditions. While general economic conditions have improved since the recession of 2008-2010, SCL and Holdings’ aforementioned initiatives continued throughout 2013-2014 and have at various times included selective reduction in melt and finishing operations, optimization of production schedules across related North American facilities, efforts to align the Company’s supply base more consistently with downscaled production requirements, and labor and overhead cost reduction actions.

(g)                                 Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. SCL limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring letters of credit, guarantees, or collateral. The Company’s customers comprise manufacturers in the domestic automotive industry and their suppliers, service centers, and steel converters serving various market segments. Management believes that risk associated with the Company’s concentration of credit at June 30, 2014 and December 31, 2013 is adequately addressed by existing controls. However, the ability of SCL’s debtors to honor their obligations to the Company is dependent upon economic developments in the automotive and other flat-rolled steel-consuming industries. General slowdowns in consumer spending caused by uncertainty about future market conditions have at times adversely impacted the profits and cash flows of the Company’s customers and may continue to do so. As such, it is reasonably possible that the financial condition of SCL’s customers may deteriorate in the near term. Inventory, accounts receivable, and revenue losses resulting from such deterioration may have a correspondingly adverse impact on the operations of the Company.

(h)                                 Trade Accounts Receivable

The Company reviews its allowance for doubtful accounts monthly. Balances over 90 days past due and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

At December 31, 2013, SCL had accounts receivable of $17,605 from one customer. No other customer accounted for more than 10% of accounts receivable at June 30, 2014 and December 31, 2013, or revenues for the six months ended June 30, 2014 and 2013.

(i)                                    Inventories

The Company values its inventories at the lower of cost or market. Cost is determined using the average actual cost method for raw materials, semi- finished, and finished goods, and the first-in, first-out (FIFO) method for nonproduction inventories and sundry. Costs in inventory include raw materials, labor, applied manufacturing overhead, and galvanized coating processes.

(j)                                    Property, Plant, and Equipment

Purchases of property, plant, and equipment are recorded at cost. Replacements and major improvements are capitalized, while planned or unplanned maintenance and repairs are expensed as incurred. Interest costs for debt incurred as a result of large long-term construction projects are capitalized as a component of construction in progress.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings ranges from 30 to 35 years, land improvement is 20 years, steel-producing machinery and equipment is 20 years, furniture and fixtures is 10 years and office equipment ranges from 3 to 10 years. Property, plant and equipment held under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the leased assets. Expenditures for improvements are capitalized and depreciated over the expected useful lives. Expenditures for normal maintenance and repairs are charged to expense as incurred. Mill roll expenditures are capitalized as incurred and depreciated over their expected useful life of up to 3 years.

SCL has completed projects to upgrade and expand its steelmaking facilities. The Company’s expansion included an additional electric arc furnace, ladle metallurgy furnace, vacuum tank degasser, continuous caster and tunnel reheat furnace, as well as a push-pull pickle line and a second galvanizing line. The $560,000 expansion was completed in 2011, with the exception of the vacuum tank degasser, which was completed in 2012.

Environmental expenditures are capitalized if the costs mitigate or prevent future environmental contamination or if the costs improve existing assets’ environmental safety or efficiency. All other environmental expenditures are expensed as incurred.

(k)                                 Investment in Unconsolidated Affiliate

The Company accounts for its approximate 20% investment in Mississippi Steel Processing (MSP), an unconsolidated affiliate, using the equity method. SCL does not have control but has the ability to exercise significant influence over the entity’s operating and financial policies.

(l)                                    Long-Lived Assets

Long-lived assets, such as property and equipment, purchased intangibles subject to amortization, and the investment in an unconsolidated subsidiary are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to its estimated future cash flows or, where applicable, independent appraisal. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds its fair value. Assets subject to disposition would be separately presented in the balance sheet and reported at lower of carrying amount or fair value less costs to sell, and no longer depreciated. The assets and liabilities of an asset group classified as held-for-sale would be presented separately in the appropriate asset and liability section of the balance sheet. No impairment charges were recorded during the six months ended June 30, 2014 and 2013.

(m)                              Income Taxes

The Company is considered a disregarded entity by SUSH for federal income tax purposes. As such, SCL is not directly subject to federal and most state income taxes and the Company’s operating results are included in the income tax filings of SUSH.

(n)                                 Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment and the investment in an affiliate; valuation allowances for receivables and inventories; valuation of share-based payments; and obligations related to employee benefits. Actual results could differ from those estimates.

(o)                                 Deferred Credits

SCL received certain grants from governmental and other entities to reimburse the Company for property, plant, and equipment costs. The grants require the Company to meet certain conditions, including capital expenditure and employment targets, over a several-year period. SCL has recorded these grants, net of any related costs, as deferred income and will amortize the grant income as earned. In June 2009, the Company met the grant conditions and began amortizing the deferred income. These grants are being amortized on a straight-line basis over a 20-year period. Amortization during the six months ended June 30, 2014 and 2013, respectively, approximated $770 and $723, respectively. Amortization is included in costs in the accompanying statements of operations. The unamortized balances of $21,740 and $22,510 are included in deferred credits in the accompanying balance sheets at June 30, 2014 and December 31, 2013, respectively.

(p)                                 Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(q)                                 New Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. generally accepted accounting principles when it becomes effective. The new standard is effective for the Company on January 1, 2018. Early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company has not yet evaluated the effect that ASU 2014-09 will have on its financial statements and disclosures.

(r)                                   Reclassifications

Certain reclassifications have been made to the 2013 financial statements to conform with the 2014 presentation.

(2) Inventories

The major classes of inventories are as follows:

	June 30, 2014	December 31, 2013
Production:
Raw materials	$134,669	$171,034
Semi finished and finished steel products:
On site	115,175	100,819
On consignment	8,241	6,396
Total production inventories at average actual cost	258,085	278,249
Nonproduction and sundry	46,218	42,521
Total inventories	$304,303	$320,770

(3) Investment in Unconsolidated Affiliate

MSP is a flat-rolled steel slitting and cut-to-length operation. Costs associated with MSP’s processing of the Company’s products are reflected in costs and expenses.

The tables below set forth summarized financial information for SCL’s unconsolidated affiliate:

	June 30, 2014	December 31, 2013
Current assets	$815	$929
Noncurrent assets	14,220	9,256
Current liabilities	1,116	988
Noncurrent liabilities	10,859	5,263

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Net sales	$4,547	$4,471
Gross profit	4,496	4,458
Net income (loss)	(468)	671

(4) Debt

Debt consisted of the following at June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013	Rate of interest at June 30, 2014	Maturity date
Short-term debt:
Insurance premium financing	$—	$45	N/A	March 2014
Current portion of long-term debt	436	400	7.62%
Total short-term debt	436	445
Long-term debt:
Revolving credit facility	62,772	45,803	Libor 2%; Prime 4%	November 2018
Term loan:
Capital lease obligations	1,060	1,415	7.62%	February 2017
Bonds payable (net of discount)	—	518,080	N/A	February 2018
Unsecured loan—due to SUSH, an affiliate	358,005	444,524	8.00%	January 2017 - September 2018
SUSH, an affiliate	555,000	—	2.00%	June 2018
Unsecured loan—due to Severstal Dearborn, an affiliate	97,760	93,999	8.00%	September 2018
Total long-term debt	1,074,597	1,103,821
Less amount due in one year	436	400
Long-term debt due after one year	1,074,161	1,103,421
Total debt	$1,074,597	$1,103,866

Annual debt maturities for the twelve month periods ending June 30 follow:

	2015	2016	2017	2018	2019	Thereafter	Total
Long-term debt:
Revolving credit facility	$—	$—	$—	$—	$62,772	$—	$62,772
Capital lease obligations	436	400	364	—	—	—	1,200
Unsecured loan—due to
SUSH, an affiliate	—	—	123,277	555,000	234,728	—	913,005
Unsecured loan—due to
Dearborn, an affiliate	—	—	—	—	97,760	—	97,760
Total maturities	$436	$400	$123,641	$555,000	$395,260	$—	$1,074,737
Less amounts representing interest							140
Total debt							$1,074,597

(a)                                 Revolving Credit Facilities

In November 2013, SCL executed a $335,000 credit agreement (Asset Based Revolver or ABR) with certain financial institutions with Bank of America as agent. The ABR replaced the credit agreement from Citicorp more fully described below. The ABR will expire in November 2018 and, under certain conditions, is subject to combination within a single agreement with another related party’s similar ABR agreement. The ABR is secured primarily by SCL’s accounts receivable and inventories and by a secondary interest in plant equipment. Borrowings under the ABR are limited to specified percentages of accounts receivable and inventories. The ABR has one financial covenant: a minimum fixed charge coverage ratio (FCCR) that is tested only when borrowing availability falls below a certain threshold. As of June 30, 2014, SCL was not required to test the FCCR as availability was above the threshold.

At June 30, 2014, eligible accounts receivables and inventories at SCL totaled $340,861; however the total borrowing capacity under the Asset Based Revolver was limited to $335,000, of which up to $261,687 could be borrowed after subtracting the amount of borrowings outstanding and the amount of letters of credit outstanding. Outstanding letters of credit at June 30, 2014 for SCL were $10,541. The ABR bears an unused-line fee of 0.325% per year. Interest on loans under the ABR is calculated by one of two methods: (i) the prime rate plus a per annum margin ranging from 0.5% to 1.0%, depending on average quarterly excess availability for the preceding quarter and (ii) LIBOR plus a per annum margin ranging from 1.5% to 2.0%, depending on average quarterly excess availability for the preceding quarter. In 2013, SCL paid and capitalized closing fees of $3,975. The capitalized closing fees are being amortized over 60 months, the duration of the ABR. The unamortized capitalized closing fee of $3,455 and $3,843 for SCL is included in deferred charges in the accompanying balance sheets at June 30, 2014 and December 31, 2013, respectively.

In February 2010, SCL entered into a $150,000 revolving credit agreement with Citicorp (Citicorp Revolver) which was amended in July 2011 to increase the commitment to $350,000. Borrowings under the Citicorp Revolver were limited to specified percentages of SCL accounts receivable and inventories. The Citicorp Revolver bore interest at a rate of LIBOR plus 2.25% to 2.75% or Base Rate plus 1.25% to 1.75% based upon the available credit during the previous month. The Citicorp Revolver had a maturity date of July 2016. The agreement bore unused commitment fees at 0.375% to 0.500%, based upon the available credit during the previous month per annum. Unused commitment fees for the six months ended June 30, 2013 were $398. The Citicorp Revolver had two financial covenants: (i) a limit on capital expenditures and (ii) a minimum fixed charge coverage ratio that is tested only when available credit is below a certain threshold. In November 2013, SCL terminated the Citicorp Revolver and repaid all amounts outstanding.

In 2011 and 2012, SCL paid closing fees of $3,824 and was amortizing this amount over 60 months, the duration of the Second Amended and Restated Credit Agreement prior to the termination. As of June 30, 2013, $2,295 in fees remained unamortized. $382 was recognized in interest expense in the statement of operations for the six months ended June 30, 2013.

(b)                                 Senior Bonds

In February 2010, SCL issued $525,000 of 10.25% bonds originally due February 2018. The bonds were issued with an original issue discount of 1.922%. The bondholders held a first lien on SCL property, plant, and equipment. The Senior Secured Bonds were redeemed on March 12, 2014. The redemption price was 105.125% of the principal amount plus $4,036 representing accrued and unpaid interest. This debt was replaced with subordinated debt from SUSH. During the six month period ended June 30, 2014, the Company recorded a loss from the extinguishment of debt of $46,423, of which $6,920 related to the write-off of any remaining unamortized debt discount and $8,561 related to the write- off of any remaining deferred financing costs. Interest was paid semiannually in February and August. Bond amortization of $740 and $1,072, respectively, is included in interest expense in the accompanying statements of operations for the six months ended June 30, 2014 and 2013. In 2010, SCL paid and capitalized closing fees of $17,146. The capitalized closing fees were being amortized over 96 months, the original term of the bonds. The unamortized capitalized closing fees of $8,930 are included in deferred charges in the accompanying balance sheet at December 31, 2013.

(c)                                  Subordinated Debt

In April 2008, SCL and Severstal Dearborn, LLC, a related company, executed a $130,000 subordinated loan agreement (the $130 Million Subordinated Loan). Loans under the $130 Million Subordinated Loan agreement had an expiration original date of September 2014 that bore interest at an annual rate of 15%. Interest is paid in kind and has been included in the outstanding balance of the related loan. In February 2010, an amendment to the $130 Million Subordinated Loan agreement extended the expiration date to September 2018. In September 2012, the $130 Million Subordinated Loan was amended to reduce the interest rate from 15% to 8%.

In February 2010, SCL and SUSH executed a $388,000 subordinated loan agreement (the $388 Million Subordinated Loan). Loans under the $388 Million Subordinated Loan agreement have an expiration date of September 2018. Interest of 8% is paid in kind and has been included in the outstanding balance of the related loan.

In August 2010, SCL and OAO Severstal, a related company, executed a $100,000 subordinated loan agreement (the $100 Million Subordinated Loan). Loans under the $100 Million Subordinated Loan agreement had an original expiration date of January 2017. Interest of 8% was paid in kind and was included in the outstanding balance of the related loan. In December 2011, the $100 Million Subordinated Loan was amended so that the interest was no longer paid in kind, but rather payable upon maturity of the loan. In August 2013, this loan was transferred to and assumed by SUSH. Accrued interest at the time of transfer was paid in kind and included in the outstanding balance of the loan transferred to SUSH.

In March 2014, SCL and SUSH executed a $555,000 subordinated loan agreement (the $555 Million Subordinated Loan). Loans under the $555 Million Subordinated Loan agreement have an expiration date of June 30, 2018. Interest of 2% is accrued per annum, payable on maturity of the loan.

(d)                                Insurance Premium Financing

In 2013, SCL financed annual insurance premium of $222 with Premium Funding Associates, Inc. The financings carried an interest rate of 3.89% per annum payable in equal monthly installments through March 2014.

(e)                                  Capital Lease

SCL is obligated under various capital leases covering property and certain furniture, fixtures, and office equipment. At June 30, 2014 and December 31, 2013, the amount of property, plant, and equipment and related accumulated amortization recorded under capital leases were as follows:

	June 30, 2014	December 31, 2013
Land	$2,422	$2,422
Equipment and other	5,123	5,123
	7,545	7,545
Less accumulated amortization	918	768
	$6,627	$6,777

Amortization of assets held under capital leases is included in depreciation expense.

(5) Income Taxes

The Company’s income tax expense consists of the following components:

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Current	$173	$200
Deferred	—	—
Income tax expense	$173	$200

The $173 and $200 of current tax expense recognized during the six months ended June 30, 2014 and 2013, respectively, represents state income taxes in a state that does not follow the federal treatment of disregarded entities. The Company is still subject to state examinations for open tax years in a jurisdiction that does not follow the federal treatment of disregarded entities, currently extending back until 2009.

(6) Commitments and Contingencies

(a)                                 Contractual Purchase Commitments

The Company is obligated to make payments under contractual purchase commitments, including unconditional purchase obligations. Annual payments for contracts with remaining terms as of June 30 are summarized below:

2014	2015	2016	2017	2018	Thereafter	Total
$18,458	$22,856	$25,452	$16,271	$16,757	$83,851	$183,645

Unconditional purchase obligations relate to the supply of raw materials, transportation services, and industrial gases with terms ranging from three to 22 years.

(b)                                 Capital Commitments

At June 30, 2014, SCL’s commitments to acquire property, plant and equipment totaled approximately $7,394.

(c)                                  Lease Commitments

The Company has several non-cancelable operating leases, primarily for equipment, that expire over the next eight years. These leases generally contain renewal options for periods ranging from one to five years, and require the Company to pay all executory costs, such as maintenance and insurance. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2014 are as follows:

Twelve month period ending June 30:
2015	$575
2016	141
2017	92
2018	74
2019	74
2020 and thereafter	221
Total	$1,177

Operating rent expense for the six months ended June 30, 2014 and 2013, was $2,269, and $2,146, respectively.

(d)           Legal Matters

The Company is party to legal actions and claims arising in the ordinary course of business. SCL believes, based upon information currently available, that such litigation and claims, both individually and in the aggregate, will be resolved without a material effect on its results of operations and its financial statements as a whole. However, litigation involves an element of uncertainty, and future developments could cause these actions or claims to have a material adverse effect on SCL’s results of operations and its financial statements as a whole in the period of resolution.

(7) Related-Party Transactions

The Company purchases certain raw materials, services, and semi-finished steel from related parties located in North America and Europe. The Company also sells certain services, raw materials, and semi-finished steel to the same related parties. Purchases and sales and amounts payable and receivable for such transactions are as follows:

	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
	Sales	Purchases	Sales	Purchases
Severstal Dearborn, LLC	$57,373	$3,821	$37,446	$2,460
Severstal Export GmbH	—	40,073	—	39,241
MSP	—	1,111	—	743
Total	$57,373	$45,005	$37,446	$42,444

	June 30, 2014		December 31, 2013
	Receivables	Payables	Receivables	Payables
Severstal Dearborn, LLC	$8,160	$625	$10,055	$15,603
Severstal US Holdings, LLC	3,323	—	—	298
Severstal Export GmbH	—	14,526	—	5,495
MSP	35	400	14	161
Total	$11,518	$15,551	$10,069	$21,557

During the six months ended June 30, 2013, the Company expensed $7,616 of corporate management fees from a related party in selling and administrative expenses in the accompanying 2013 statement of operations. Beginning in 2014, the Company bills SUSH for the corporate management fees paid by the Company and therefore no corporate management fees were expensed during the six months ended June 30, 2014.

During the six months ended June 30, 2014 and 2013, the Company expensed $23,165 and $19,569, respectively, of interest expense from related party debt in the accompanying statements of operations.

(8) Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The hierarchy that prioritizes the inputs to valuation techniques used to measure fair value is divided into three levels:

•                  Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

•                  Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities; unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices in active markets that are observable either directly or indirectly

•                  Level 3—Unobservable inputs for which there is little or no market data

The Company measures its financial assets and liabilities using one or more of the following three valuation techniques outlined in ASC Subtopic 820-10 Fair Value Measurements and Disclosures:

•                  Market approach—Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

•                  Cost approach—Amount that would be required to replace the service capacity of an asset (replacement cost)

•                  Income approach—Techniques to convert future amounts to a single present amount based upon market expectations

(a)                                 Items Measured at Fair Value on a Recurring Basis

A share-based payment award liability is included in the Company’s financial instruments. The liability related to the share-based payment awards is recorded at fair value based on an estimated price to settle the liability. At June 30, 2014 and December 31, 2013, the estimated fair value of this liability was $2,270 and $2,386, respectively (see note 9). The fair value of this liability was determined using Level 3 inputs and determined based on the estimated fair value of the Company based on a discounted cash flow model.

(b)                                 Financial Instruments Not Carried at Fair Value

SCL does not carry its fixed rate long-term bond debt at fair value. The carrying value as of December 31, 2013 was $518,080. The estimated fair value as of December 31, 2013 was $619,400. The fair value of the bonds was estimated using discounted cash flow models with market based borrowing rates for similar types of arrangements (Level 2).

(9) Share-Based Payment Awards

In April 2008, SCL adopted a plan to provide for the grant of share based payment awards to certain key management and employees. The purpose of the plan is to align the interests of the participating employees with the interests of the Company, to motivate them to increase the value of the Company, and to retain them. The plan was effective as of January 1, 2008, and the value of the awards is based on a percentage of the fair value of the Company, which is determined on an annual basis. Participating employees were 100% vested in their awards at December 31, 2011. Distributions related to vested awards are payable in cash. Due to these awards being settled in cash, a liability has been recorded based on the estimated fair value to settle the awards. At June 30, 2014 and December 31, 2013, the estimated fair value of this liability was $2,270 and $2,386, respectively, and has recorded this amount in noncurrent other liabilities in the accompanying balance sheets. During the six month period ended June 30, 2014 and 2013, the Company recorded $123 of expense, and $894 of income, respectively, in the accompanying statements of operations related to these awards. Distributions of vested awards were paid to former employees during 2010. As of June 30, 2014, approximately $4,056 in awards have been distributed.

(10) Member’s Equity

During the six month period ended June 30, 2014, the changes in member’s equity related to net income of $35,784 and distributions to member of $86.

(11) Subsequent Events

On July 21, 2014, Severstal announced that they have a signed definitive agreement to sell SCL to Steel Dynamics, Inc. for the amount of $1,625,000.

The Company has evaluated subsequent events from the balance sheet date through September 3, 2014, the date at which the financial statements were available to be issued, and determined there were no other items to disclose.